UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 8, 2016

ServiceSource International, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-35108	81-0578975
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

760 Market Street, 4th Floor

San Francisco, California 94102

(Address of principal executive offices, including zip code)

(415) 901-6030

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2016, the board of directors of ServiceSource International, Inc. appointed Gary B. Moore as a Class II director, increasing the size of the board of directors from seven members to eight members. Mr. Moore will serve as a Class II director until ServiceSource’s annual meeting of stockholders in 2019 or until his successor has been duly elected and qualified or his earlier resignation or removal. Mr. Moore was also appointed to the Audit Committee of the board of directors.

The ServiceSource board of directors determined that Mr. Moore is an “independent director” as defined by Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, and by the rules of The NASDAQ Stock Market. There are no arrangements or understandings between Mr. Moore and any other persons pursuant to which he was selected as a director, no transactions, or proposed transactions, to which ServiceSource was or is to be a party and in which Mr. Moore had or will have a direct or indirect material interest that are required to be disclosed under Item 404(a) of Regulation S-K, nor are there any family relationships among Mr. Moore and any other directors or officers of the Company.

Mr. Moore will receive standard compensation and equity awards for services as a non-employee director pursuant to the current ServiceSource non-employee director compensation program.

In addition, the board of directors, based on a recommendation of the compensation committee, granted Mr. Moore restricted stock units at a value of $67,500, with a one-year vesting schedule, as a pro-rated grant to reflect that Mr. Moore will serve as a member of the Board for approximately six months prior to the standard annual grant of restricted stock units.

Mr. Moore will also execute the Company’s standard form of indemnification agreement.

A copy of the press release issued by the Company announcing Mr. Moore’s appointment to the Board is furnished as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated November 8, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2016

SERVICESOURCE INTERNATIONAL, INC.

By:	/s/ Patricia Elias
Name : Patricia Elias
Title : Senior Vice President, General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated November 8, 2016.